Exhibit 99.1

NEWS RELEASE

Media Contact:

Al Butkus –	(816) 467-3616

Media Relations – (816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

AQUILA'S UTILITY OPERATIONS CONTINUE THEIR SOLID PERFORMANCE;

DEBT REDUCTION COSTS REDUCE THIRD QUARTER EARNINGS

Earnings Conference Call and Webcast Are Today at 10:30 a.m. Eastern

KANSAS CITY, MO, November 3, 2005 – Aquila, Inc. (NYSE:ILA) today reported stronger third quarter performance in its electric and natural gas utility businesses; however, the company’s earnings were adversely affected by the costs of remaining obligations related to the former merchant business and the costs of reducing debt. A loss of $.20 per fully diluted share was reported for the three months ended September 30, 2005, or a net loss of $75.7 million, compared to a loss of $.44 per fully diluted share, or a net loss of $116.4 million, for the third quarter of 2004. Sales from continuing operations were $319.8 million in this year’s third quarter, up from $218.8 million in the same quarter last year.

“We are pleased with the steady improvement in our utility performance. We continue to execute our strategies in an effort to regain financial strength, and although these decisions have been difficult for our organization, the closing of the asset sales announced in September will strengthen Aquila’s balance sheet further,” said Richard C. Green, chairman and chief executive officer for Aquila, Inc. “The signing of the four utility purchase and sale agreements during the quarter for a combined base price of $896.7 million is a significant milestone in our repositioning plan. While there is still much work to be done, I am confident that we have the right people and the right plan to achieve our future potential.”

For the nine months ended September 30, 2005, Aquila reported a loss of $.25 per fully diluted share, or a net loss of $102.2 million, compared to a loss of $.96 per fully diluted share, or a net loss of $211.5 million, in the first nine months of 2004. Sales from continuing operations in the first nine months of 2005 totaled $965.4 million, compared to sales of $727.0 million during the same period in 2004.

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Overall Utility Performance

Due to the execution of the utility purchase and sale agreements mentioned above, Aquila now reports the results of its Kansas electric utility and its Michigan, Minnesota, and Missouri natural gas utilities as discontinued operations. These sales are expected to close during 2006, and Aquila will continue to manage the businesses through the transition to the acquiring companies.

The following table summarizes the continuing and discontinued components of Aquila’s third quarter 2005 utility earnings. Operating expenses of the utilities held for sale include only the direct expenses of those utilities. Accounting rules require that the allocated costs be retained in continuing operations because they cannot be immediately eliminated upon the closing of the sale transactions, so these costs continue to be reported in the Electric Utilities and Gas Utilities segments. Aquila is developing a comprehensive plan to eliminate the majority of these costs when the centralized support services are no longer required, and expects that a portion of the costs could be reallocated to the remaining utility divisions to sustain service levels to customers of the ongoing business.

Total Utilities EBITDA
	Third Quarter
	2005			2004
In millions	Electric	Gas	Total	Total
Utilities EBITDA:
Remaining states	$85.0	$5.3	$90.3	$68.0
Less allocated expenses of Kansas electric and Michigan, Minnesota, and Missouri gas	(2.6)	(7.3)	(9.9)	(9.5)
Continuing operations	82.4	(2.0)	80.4	58.5
Discontinued operations	22.2	10.6	32.8	23.2
Total Utilities EBITDA	$104.6	$8.6	$113.2	$81.7

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AQUILA THIRD QUARTER 2005 EARNINGS, Page 3

Aquila’s electric and natural gas utilities reported earnings before interest and taxes, depreciation and amortization (EBITDA) of $113.2 million in the third quarter of 2005, compared to $81.7 million in 2004. The improvement in the 2005 utility performance is primarily attributed to the favorable impact of weather on the electric utilities, mark-to-market gains on NYMEX natural gas contracts that are used to mitigate the impact of increasing fuel and purchased power costs on Missouri’s electric operations, and rate changes resulting from agreements reached in the company’s Colorado and Kansas electric rate cases.

Continuing Utilities Performance

Earnings before interest and taxes, depreciation and amortization for the continuing electric utility operations in Missouri and Colorado and the natural gas utility operations in Iowa, Kansas, Nebraska and Colorado was $80.4 million in the third quarter 2005 compared to $58.5 million in 2004. Electric Utilities EBITDA was $82.4 million, up from $60.9 million a year earlier. Gas Utilities experienced a $2.0 million loss before interest, taxes, depreciation and amortization, a slight improvement over the third quarter 2004 loss of $2.4 million.

Continuing Operations - Electric Utilities

Sales from electric operations were $215.4 million in this year’s quarter, up from $186.0 million a year earlier. Gross profit was $125.4 million, up from $102.7 million in 2004. The improvement was primarily due to the favorable impacts of weather, customer growth, and rate changes resulting from a Colorado rate case settled in 2004. Mark-to-market gains on NYMEX natural gas contracts used to manage fuel costs for periods through 2007 served to offset the unfavorable impact of higher fuel used for generation and purchased power costs in the current quarter. Operating expenses increased $3.4 million primarily due to increases in employee wage levels to keep them competitive with peer companies, the cost of improvements to the company’s pension plans, and rising medical benefit costs.

Continuing Operations - Gas Utilities

Sales from natural gas operations were $81.5 million in the third quarter of 2005, up from $63.0 million a year earlier. Gross profit was $30.2 million, up slightly from $27.2 million in 2004. The increase in gross profit was due to a Kansas rate change effective in June 2005 and more favorable weather as compared to the prior year’s quarter. Operating expenses increased over 2004 due to the employee wage adjustments, pension plan enhancements, and rising medical benefit costs discussed above.

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Discontinued Operations

The four utility businesses that will transition to the respective buyers during 2006 reported EBITDA of $32.8 million in the third quarter of 2005, which was a $9.4 million increase over earnings of $23.4 million reported in the third quarter of 2004. Significant factors bolstering current quarter performance include lower demand and transmission charges on power purchased for Kansas electric operations, lower property taxes in Michigan, and rate changes resulting from the settlement of a Kansas electric rate case.

Merchant Services

Merchant Services recorded a loss before interest and taxes, depreciation and amortization of $9.0 million for the third quarter of 2005, compared to a loss of $174.6 million in the third quarter of 2004. Gross loss was $4.4 million in the third quarter of 2005, compared to a gross loss of $52.7 million in the same quarter a year earlier.

The improvement in this year’s third quarter gross loss is primarily related to the continued wind-down of this business as reflected in the following factors:

•     In 2004 Aquila terminated three of the company’s six long-term gas contracts in the third quarter, which resulted in non-cash, mark-to-market losses of approximately $29.2 million, margin losses of $11.7 million, and replacement natural gas payments of $6.0 million. No long-term gas contracts were terminated in the third quarter of 2005.

•     Additional margin of $2.4 million associated with the company’s stream flow contract was recorded in the third quarter of 2005, the final quarter of Aquila’s obligation. No similar margin was realized in the third quarter of 2004.

In the third quarter of 2005, Aquila did not impair any additional Merchant Services assets. In the third quarter of 2004, the company recorded pretax losses of $117.2 million on the termination of the three long-term gas contracts discussed above.

Corporate and Other

In the third quarter of 2005, Corporate and Other recorded a loss before interest and taxes, depreciation and amortization of $84.1 million, compared to earnings of $5.9 million a year earlier. A significant factor in the consolidated loss as well as in the Corporate and Other loss was an $82.3 million charge related to the early conversion of the Premium Income Equity Securities (PIES) to common stock in July 2005. While this early conversion has a current non-cash

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earnings impact, it reduces annual cash interest payments by $23.1 million through September 2007. In the third quarter of 2004, Aquila recorded a $2.3 million gain related to the fair value adjustment of Everest Connections’ target-based put rights liability. Other income decreased $6.3 million in 2005 primarily due to foreign currency gains realized in 2004, which were partially offset by 2004 prepayment penalties on the retirement of the $430 million three-year secured loan.

Conference Call, Webcast and Additional Information

This morning at 10:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2005 third quarter results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Thursday, November 10, 2005 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11042188 when prompted.

Based in Kansas City, Missouri, Aquila operates electricity and natural gas transmission and distribution utilities serving customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. At September 30, 2005, Aquila had total assets of $5.0 billion. More information is available at www.aquila.com.

“EBITDA”

Aquila uses the term “earnings before interest and taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

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Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve risks and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking statements contained in this press release include:

•

The company is developing a comprehensive plan to eliminate the majority of the allocated costs related to the utilities that are being sold when the support services are no longer required, and expects that a portion of the costs will be reallocated to the remaining utility divisions for recovery in future rate cases. Some important factors that could cause actual results to differ materially from those anticipated include:

•	We may not be able to improve operational efficiencies in a magnitude that would help improve our credit profile; and
•	Regulatory commissions may not approve some or all of any cost reallocations in future rate cases or allow us to retain any savings garnered through business process initiatives.

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AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,
In millions, except per share amounts	2005	2004	2005	2004
Sales	$319.8	$218.8	$965.4	$727.0
Cost of sales	160.4	135.1	584.3	525.5
Gross profit	159.4	83.7	381.1	201.5
Operating expenses:
Operating expenses	92.4	88.3	265.7	288.0
Restructuring charges	—	—	6.6	.9
Net (gain) loss on asset sales and other charges	82.3	114.5	56.7	136.2
Total operating expenses	174.7	202.8	329.0	425.1
Other income (expense):
Equity in earnings of investments	—	—	—	2.1
Other income	2.6	8.9	15.0	14.7
Total other income	2.6	8.9	15.0	16.8
Earnings (loss) before interest and taxes, depreciation and amortization	(12.7)	(110.2)	67.1	(206.8)
Depreciation and amortization expense	30.5	29.8	91.5	88.9
Total interest expense	41.4	58.5	134.2	163.6
Loss from continuing operations before income taxes	(84.6)	(198.5)	(158.6)	(459.3)
Income tax benefit	(0.4)	(80.8)	(28.2)	(173.8)
Loss from continuing operations	(84.2)	(117.7)	(130.4)	(285.5)
Earnings from discontinued operations, net of tax	8.5	1.3	28.2	74.0
Net loss	$(75.7)	$(116.4)	$(102.2)	$(211.5)
Weighted average shares outstanding – diluted*	372.9	260.5	359.5	217.3
Loss per share from continuing operations – diluted	$(.22)	$(.45)	$(.33)	$(1.30)
Earnings per share from discontinued operations – diluted	.02	.01	.08	.34
Net loss per share – diluted	$(.20)	$(.44)	$(.25)	$(.96)

* Weighted average shares outstanding increased in 2005 over 2004 as a result of the August 24, 2004, issuance of 46.0 million shares of common stock and 13.8 million PIES which were equivalent to 110.9 million common shares and the issuance of 131.4 million common shares in exchange for 98.9% of the PIES.

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AQUILA, INC.

Earnings (Loss) Before Interest and Taxes, Depreciation and Amortization (EBITDA)

	3 Months Ended September 30,		Favorable
In millions	2005	2004	(Unfavorable)
Utilities:
Electric Utilities	$82.4	$60.9	$21.5
Gas Utilities	(2.0)	(2.4)	.4
Total Utilities	80.4	58.5	21.9
Merchant Services	(9.0)	(174.6)	165.6
Corporate and Other:
International Networks	(.5)	.4	(.9)
Communications	2.9	3.2	(.3)
Corporate	(86.5)	2.3	(88.8)
Total Corporate and Other	(84.1)	5.9	(90.0)
Total EBITDA	(12.7)	(110.2)	97.5
Depreciation and amortization	30.5	29.8	(.7)
Interest expense	41.4	58.5	17.1
Loss from continuing operations before income taxes	$(84.6)	$(198.5)	$113.9

	9 Months Ended September 30,		Favorable
In millions	2005	2004	(Unfavorable)
Utilities:
Electric Utilities	$139.8	$105.9	$33.9
Gas Utilities	19.9	24.5	(4.6)
Total Utilities	159.7	130.4	29.3
Merchant Services	(7.7)	(331.7)	324.0
Corporate and Other:
International Networks	(.6)	.6	(1.2)
Communications	7.5	7.2	.3
Corporate	(91.8)	(13.3)	(78.5)
Total Corporate and Other	(84.9)	(5.5)	(79.4)
Total EBITDA	67.1	(206.8)	273.9
Depreciation and amortization	91.5	88.9	(2.6)
Interest expense	134.2	163.6	29.4
Loss from continuing operations before income taxes	$(158.6)	$(459.3)	$300.7

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AQUILA THIRD QUARTER 2005 EARNINGS, Page 9

AQUILA, INC.

Consolidated Balance Sheets

	September 30,	December 31,
In millions	2005	2004
ASSETS
Cash and cash equivalents	$184.3	$225.1
Short-term investments	45.3	—
Restricted cash	17.3	22.8
Funds on Deposit	244.3	353.1
Accounts receivable, net	297.1	344.9
Price risk management assets	333.9	124.9
Other current assets	275.4	236.4
Current assets of discontinued operations	223.4	241.6
Total current assets	1,621.0	1,548.8
Property, plant and equipment, net	2,269.8	2,199.3
Price risk management assets	203.0	136.1
Other assets	265.2	285.4
Non-current assets of discontinued operations	623.7	607.7
Total Assets	$4,982.7	$4,777.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$22.4	$42.0
Accounts payable	291.2	368.5
Price risk management liabilities	251.8	136.1
Other current liabilities	425.5	289.8
Current liabilities of discontinued operations	58.2	18.0
Total current liabilities	1,049.1	854.4
Long-term debt, net	1,987.1	2,329.9
Deferred income taxes and credits	138.8	148.0
Price risk management liabilities	159.8	102.3
Long-term gas contracts, net	21.3	32.9
Other liabilities	133.8	130.9
Non-current liabilities of discontinued operations	52.0	48.4
Common shareholders’ equity	1,440.8	1,130.5
Total Liabilities and Shareholders’ Equity	$4,982.7	$4,777.3

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